Exhibit 99.1

News

For Immediate Release
NYSE: BWS
Contact: Beth Fagan, Vice President,
Public Affairs - 314-854-4093

Brown Shoe Announces Moves to Further Strengthen its Naturalizer Brand;
Actions Expected to Add $0.15 Per Share to Earnings Starting in 2006

    ST. LOUIS, MISSOURI, June 6, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS), today announced a series of moves to further strengthen its flagship Naturalizer brand, which recently achieved the No. 2 position among women’s fashion footwear brands in U.S. department stores.

    “The Naturalizer turnaround has been a great success story,” said Ron Fromm, Chairman and CEO of Brown Shoe. “Over the last six years, we have rejuvenated the Naturalizer brand, lowering the average age of our customer by 15-20 years, and we’ve more than doubled Naturalizer’s market share in department stores. Now, to take Naturalizer to the next level, we have added talent to our wholesale organization and are refining our store portfolio.”

    The Naturalizer plan includes:

▪	Closing approximately 80 underperforming stores - 60 in the United States and 20 in Canada. [This is in addition to the 10 stores closed in during the first quarter 2005]
▪	Opening 30 new outlet stores in the United States and Canada over the next two to three years.
▪
Consolidating into its St. Louis headquarters all buying, merchandise planning, and allocation functions for its U.S. and Canadian stores; and consolidating within its Madison, Wis. offices all retail accounting and IS support.

▪
Strengthening and streamlining its Naturalizer Wholesale operations, adding talent in the sales, marketing and product development areas. The Company has recruited new leadership in each of these functions over the past three months.

Brown Shoe Announces Plan to Further Strengthen Naturalizer Brand

As a result of these initiatives, Brown Shoe expects to realize an additional $5 million in pretax operating earnings on an annual basis, or $0.15 per share, primarily by improving the performance of its Specialty Retail segment. This reflects the elimination of losses incurred by the stores and reduced overhead cost, partially offset by the loss of upstream profit earned at the Naturalizer Wholesale division.

“With these retail and wholesale moves, we: 1) focus our stores in high-traffic fashion and outlet malls where our Naturalizer customer shops; 2) continue to increase our ability to bring customers ‘the perfect balance of style and comfort’ in their Naturalizer footwear, and 3) initiate new marketing to communicate the brand’s essence and image,” Fromm said. “These initiatives now lay the groundwork for the brand’s next step forward with consumers.”

The closing of the underperforming stores is expected to be completed by April, 2006, resulting in a Specialty Retail division with approximately 300 stores, 275 of which are Naturalizer stores. The 30 outlet stores will add to that total over the next two to three years.

In addition, Brown Shoe said it will test customer reactions to a new store prototype in fiscal 2005. Additional growth and remodeling will hinge on the outcome of these tests.

The Company anticipates the cost to implement this plan will be about $14 to $17 million pretax, or $0.45 to $0.55 per diluted share, for lease buyouts, severance, and inventory markdowns. Costs are expected to be recognized primarily over the remainder of fiscal 2005, as arrangements are made with landlords and stores are closed.

These actions are expected to be approximately cash neutral as the costs to exit the stores will be substantially offset by the cash generated from liquidating inventories carried in the stores.

“This plan results in a more productive store base. It adds talent to our wholesale organization. And it positions the Naturalizer brand to continue to build brand preference among consumers whether they shop in department stores, specialty stores or our Naturalizer stores,” Fromm said.

Updated Financial Guidance

As a result of these charges and costs, the earnings guidance issued on May 25, 2005 of $2.30 to $2.45 per diluted share, changes to $1.75 to $2.00 per share for fiscal 2005. This 2005 earnings guidance includes the Naturalizer charges of $0.45 to $0.55 for lease buyouts, severance, and inventory markdowns, and also, as previously reported, $0.55 per share to repatriate foreign earnings.

Brown Shoe Announces Plan to Further Strengthen Naturalizer Brand

For the second quarter, the Company now estimates earnings per share guidance in the range of $0.11 to $0.18, which includes approximately $0.14 to $0.16 in charges related to these actions.

“With this move and our acquisition of Bennett Footwear, we believe we have significantly increased the earnings potential of Brown Shoe on a go-forward basis,” said Fromm. “Beginning in 2006, these two initiatives combined should add $0.45 per diluted share to our earnings.”

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings per diluted share excluding certain charges and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that are not indicative of the Company’s core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements and expectations regarding the Company’s future performance and the future performance of its Naturalizer brand. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the integration of the Bennett business; and (vi) the Company’s ability to successfully implement its plan to strengthen the Naturalizer brand. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $2.3 billion footwear company with worldwide operations. The Company operates the 900+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates approximately 350 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories, 16 FX LaSalle stores in Canada, and 8 Via Spiga stores that sell Via Spiga shoes and apparel. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.